UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	23-2530374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, no par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities registration statement to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Orrstown Financial Services, Inc. (“Orrstown”) hereby amends and restates as set forth below the description of its common stock, with no par value, set forth in Item 1 of its Registration Statement on Form 8-A filed on April 27, 2009 to register its common stock pursuant to Section 12(b) of the Exchange Act.

Authorized Shares

Orrstown’s articles of incorporation provide that Orrstown may issue up to 50,000,000 shares of common stock, with no par value, and 500,000 shares of preferred stock, par value $1.25 per share.

Shareholder Liability

All outstanding shares of Orrstown common stock are fully paid and nonassessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution

Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Orrstown common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Orrstown board out of funds legally available for dividends and to share ratably in the assets of Orrstown legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Orrstown.

Voting Rights

Each outstanding share of Orrstown common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Orrstown articles of incorporation or the Orrstown bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Orrstown common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Orrstown board is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of the Orrstown board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of Orrstown common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Orrstown’s classes of stock.

Preferred Stock

The Orrstown board is authorized, without any further vote or action by the Orrstown shareholders, to issue 500,000 shares of preferred stock, $1.25 par value per share, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Pennsylvania law. Because the Orrstown board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the shareholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Orrstown common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Orrstown.

Anti-Takeover Provisions

Articles of Incorporation and By-Laws

Orrstown’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Orrstown. Among other things, these provisions:

•	empower Orrstown’s board of directors, without shareholder approval, to issue shares of Orrstown preferred stock the terms of which, including voting power, are set by Orrstown’s board;

•	divide Orrstown’s board of directors into three classes serving staggered three year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 75% or, in certain circumstances, a majority of total voting power, approve certain transactions with significant beneficial owners of Orrstown common stock;

•	require that shares with at least 75% or, in certain instances, a majority of total voting power, approve the repeal or amendment of certain provisions of Orrstown’s articles of incorporation;

•

require that, following any acquisition by any person or group of 10% of Orrstown’s voting power, the remaining shareholders have the right to receive for their shares, at least the highest price paid by such person for any of the shares then directly or indirectly owned by such person;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Orrstown that may have the effect of deterring or discouraging an attempt to take control of Orrstown. These provisions, among other things:

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•

prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•

require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Item 2.	Exhibits.

None required.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned thereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

Date: January 28, 2010	/s/ THOMAS R. QUINN, JR.
Thomas R. Quinn, Jr., President and
Chief Executive Officer

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